EXHIBIT 5.1

LETTERHEAD OF DAVID M. BOVI, P.A.

January 26, 2024

Onfolio Holdings Inc.

1007 North Orange Street, 4th Floor

Wilmington, Delaware 19801

Re:	Onfolio Holdings Inc.
Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Onfolio Holdings Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of: 2,600,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to the Onfolio Holdings Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The shares of Common Stock that are to be issued under the 2020 Plan are referred to herein as the “Shares.”

In connection with the foregoing, we have examined and are familiar with the 2020 Plan, certificate of incorporation of the Company, as amended, the amended and restated bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the 2020 Plan, will be validly issued and are fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ David M. Bovi, P.A.

David M. Bovi, P.A.